SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 15th day of September, 2011 (the “Effective Date”) by and among Palomar Medical Technologies, Inc., a Delaware corporation, with offices at 15 Network Drive, Burlington, MA 01803 (“Palomar”), The General Hospital Corporation, a Massachusetts corporation with offices at Fruit Street, Boston MA 02114 (“General”), Candela Corporation, a Delaware corporation with offices at 530 Boston Post Road, Wayland, MA 01778 (“Candela”), Syneron, Inc., a Delaware corporation with offices at 1104 Heinz Drive, Str. B, Dundee, IL 60118 (“Syneron”), and Syneron Medical Ltd. (“Syneron Medical Ltd.”).  Each of Palomar, General, Candela, Syneron and Syneron Medical Ltd. is a “Party” and together they are the “Parties” hereunder.

WHEREAS, Palomar, General, Candela and Syneron are parties to two lawsuits captioned:  (i) “Palomar Medical Technologies, Inc. and The General Hospital Corporation v. Syneron, Inc.,” Civil Action No. 08-11902-RWZ (the “Syneron Lawsuit”); and (ii) “Palomar Medical Technologies, Inc. and The General Hospital Corporation v. Candela Corporation,” Civil Action No. 1:06 CV 11400-RWZ (the “Candela Lawsuit”), each of (i) and (ii) which are currently pending in the United States District Court for the District of Massachusetts (collectively, the “Lawsuits”);

WHEREAS, the Lawsuits generally concern allegations of infringement, invalidity and unenforceability of the “Anderson Patents” (as defined in the Professional Field Patent License Agreement (defined below)); and

WHEREAS, Palomar and General (on the one hand) and Candela and Syneron (on the other hand) wish to settle and compromise the Lawsuits and all other claims, demands, and controversies between them relating to the Lawsuits and the transactions and occurrences that gave rise to the Lawsuits on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties covenant and agree as follows:

1. The Closing.  A closing (the “Closing”) of the transactions contemplated hereby shall be held simultaneously with the execution and delivery of this Agreement.  At the Closing the following actions shall take place:

(a) Syneron, Candela and Palomar shall execute and deliver to each other the “Patent License Agreements” in the forms attached hereto as Exhibit A (“Professional Field Patent License Agreement”) and Exhibit B (“Consumer Field Patent License Term Sheet”); and

(b) Each of the Parties shall deliver to the other Parties two executed “Stipulated Orders of Dismissal” described in Section 2, in the forms attached hereto as Exhibit C and Exhibit D.

2. Termination of the Lawsuits.

(a) Within one (1) business day of Syneron’s payment in full to Palomar of the Thirty One Million U.S. Dollars ($US31,000,000) due pursuant to Section 3.1(a) of the Professional Field Patent License Agreement (the “Upfront Fee”), Palomar’s counsel shall file both executed Stipulated Orders of Dismissal with the District of Massachusetts.  No other Party or their counsel shall file the Stipulated Orders of Dismissal with any court.  The Parties shall perform all acts necessary to facilitate each appropriate court’s prompt approval and entry of both Stipulated Orders of Dismissal, including executing and filing with such court any other appropriate documents.  If for any reason the court does not approve a Stipulated Order of Dismissal and enter the same as orders of such court, the Parties shall promptly confer in good faith to modify the same or take such other actions as are required to overcome such court’s objections and effectuate such dismissals.  The entry of both Stipulated Orders of Dismissal as orders of the court is an express condition to the effectiveness of this Agreement and the Patent License Agreements, provided that, for clarity, Syneron has paid the Upfront Fee.

(b) Patent License Agreements.  As partial consideration for their mutual obligations hereunder, Palomar, Candela and Syneron have executed the Patent License Agreements.

3. Releases and Indemnities.

As used in this Agreement, “Subsidiary” shall mean, with respect to a particular corporation, firm, partnership, entity or person (“Parent”), any other corporation, firm, partnership, entity or other person that, as of the Effective Date, directly or indirectly, is controlled by the Parent, where “control” means the capacity to designate, appoint or otherwise determine the board of directors or other governing authority of such person, whether by law or in fact, and whether by (i) ownership of more than fifty percent (50%) of the equity or rights or shares in profits and losses (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such person, (ii) voting rights or management contract or agreement, (iii) any other contract or agreement that grants to any other person effective control over the affairs and activities of such person, or (iv) some combination of the foregoing.

(a) Release of Palomar and General by Syneron Medical Ltd., Syneron and Candela.

(i) Of Palomar.  Syneron Medical Ltd., Syneron and Candela, together with all persons claiming by, through or under them (collectively, “Syneron Releasors”), does hereby, jointly and severally, remise, release and forever discharge Palomar and all its Subsidiaries, together with (as applicable) all of their respective officers, directors, employees, shareholders, insurers, agents, trustees, attorneys, successors and assigns (but in each case only to the extent they are acting in their capacities as such) (collectively, the “Released Palomar Entities”), of and from the counterclaims pled by Syneron and Candela in the Lawsuits and any other claim with respect to the Anderson Patents which could have been asserted in the Lawsuits or which otherwise relates to the invalidity or unenforceability of the Anderson Patents (the “Counterclaims”).  It is the intention of the Syneron Releasors fully, finally and forever to release the Released Palomar Entities from the Counterclaims as specified by this Section 3(a)(i).  In furtherance of such intention, this release shall be and remain in effect notwithstanding the discovery subsequent to the Effective Date of any presently existing fact.  Notwithstanding the foregoing, it is expressly understood that this release does not release the Released Palomar Entities or any of them from the obligations set forth in this Agreement, the Exhibits hereto and the other documents delivered at the Closing (including, with respect to Palomar and its Subsidiaries, the Patent License Agreements).

(ii) Of General.  Each Syneron Releasor does hereby, jointly and severally, remise, release and forever discharge General, together with (as applicable) all of its officers, directors, employees, insurers, agents, trustees, attorneys, successors and assigns (but in each case only to the extent they are acting in their capacities as such) (collectively, the “Released General Entities”), of and from the Counterclaims.  It is the intention of the Syneron Releasors fully, finally and forever to release the Released General Entities from the Counterclaims as specified by this Section 3(a)(ii).  In furtherance of such intention, this release shall be and remain in effect notwithstanding the discovery subsequent to the Effective Date of any presently existing fact.  Notwithstanding the foregoing, it is expressly understood that this release does not release the Released General Entities or any of them from the obligations set forth in this Agreement, the Exhibits hereto and the other documents delivered at the Closing.

(b) Candela’s, Syneron’s and Syneron Medical Ltd.’s Representations, Warranties and Indemnity as to Released Matters.

(i) To Palomar.  Each of Syneron Medical Ltd., Syneron and Candela represents and warrants to Palomar that it has not heretofore assigned, transferred or purported to assign or transfer, and that it shall not hereafter assign or transfer or purport to assign or transfer, to any person or entity any matter it has released in Section 3(a)(i) and it agrees to indemnify and hold harmless the Released Palomar Entities from and against all actions, causes of action, claims, counterclaims, damages, debts, demands, liabilities, costs, expenses, loss, liens and obligations of whatsoever name and nature, including attorney and professional fees, whether at law or in equity (hereinafter, “Claims”) based on, resulting from, in connection with, or arising out of, any such assignment or transfer or purported or claimed assignment or transfer of any such matter that it has released in Section 3(a)(i), in whole or in part.

(ii) To General.  Each of Syneron Medical Ltd., Syneron and Candela represents and warrants to General that it has not heretofore assigned, transferred or purported to assign or transfer, and that it shall not hereafter assign or transfer or purport to assign or transfer, to any person or entity any matter that it has released in Section 3(a)(ii), in whole or in part, and it agrees to indemnify and hold harmless the Released General Entities from and against all Claims based on, resulting from, in connection with, or arising out of, any such assignment or transfer or purported or claimed assignment or transfer of any such matter that it has released in Section 3(a)(ii), in whole or in part.

(c) Release of Syneron Entities by Palomar and General.

(i) By Palomar.  Palomar, together with all persons claiming by, through or under them (collectively, “Palomar Releasors”), does hereby, jointly and severally, remise, release and forever discharge Syneron Medical Ltd., Syneron, Candela and all of their respective Subsidiaries, together with (as applicable) their officers, directors, employees, shareholders, insurers, customers, end users, suppliers, manufacturers, assemblers, contractors, service providers, resellers, distributors, agents, trustees, attorneys, and successors and assigns (but in each case only to the extent they are acting in their capacities as such, and only in connection with products, systems or services made by or for Syneron Medical Ltd., Syneron, Candela or any of their respective Subsidiaries (and Components (as defined in the Professional Field Patent License Agreement) thereof)) (collectively, the “Released Syneron Entities”), of and from any and all Claims asserted against the Released Syneron Entities in the Lawsuits and any and all Claims for infringement (whether direct, contributory, inducement of infringement or otherwise) of the Anderson Patents outside of the Consumer Field (as defined in the Professional Field Patent License Agreement).  It is the intention of the Palomar Releasors fully, finally and forever to release the Released Syneron Entities from Claims released by this Section 3(c)(i).  In furtherance of such intention, this release shall be and remain in effect notwithstanding the discovery subsequent to the Effective Date of any presently existing fact.  Notwithstanding the foregoing, it is expressly understood that this release does not release the Released Syneron Entities or any of them from the obligations set forth in this Agreement, the Exhibits hereto and the other documents delivered at the Closing (including, with respect to Syneron and Candela and their respective Subsidiaries, the Patent License Agreements).

(ii) By General.  General, together with all persons claiming by, through, or under it (collectively, “General Releasors”), does hereby, jointly and severally, remise, release and forever discharge the Released Syneron Entities, of and from any and all Claims asserted against the Released Syneron Entities in the Lawsuits and any and all Claims for infringement (whether direct, contributory, inducement of infringement or otherwise) of the Anderson Patents outside of the Consumer Field (as defined in the Professional Field Patent License Agreement).  It is the intention of the General Releasors fully, finally and forever to release the Released Syneron Entities from Claims released by this Section 3(c)(ii).  In furtherance of such intention, this release shall be and remain in effect notwithstanding the discovery subsequent to the Effective Date of any presently existing fact.  Notwithstanding the foregoing, it is expressly understood that this release does not release the Released Syneron Entities or any of them from the obligations set forth in this Agreement, the Exhibits hereto and the other documents delivered at the Closing.

(iii) Miscellaneous.  Notwithstanding the foregoing in Section 3(c)(i) and 3(c)(ii), it is expressly understood that the releases by Palomar Releasors and General Releasors contained in this Agreement do not release the Released Syneron Entities or any of them from the obligations set forth in this Agreement, the Exhibits hereto and the other documents delivered at the Closing (including the Patent License Agreements, or the obligation to pay any amounts due thereunder).

(d) Palomar’s and General’s Representation, Warranty and Indemnity as to Released Matters.  Each of Palomar and General represents and warrants to Candela, Syneron and Syneron Medical Ltd. that it has not heretofore assigned, transferred or purported to assign or transfer, and shall not hereafter assign or transfer or purport to assign or transfer, to any person or entity any matter it has released in Section 3(c) and agrees to indemnify and hold harmless the Released Syneron Entities from and against all Claims based on, resulting from, in connection with, or arising out of, any such assignment or transfer or purported or claimed assignment or transfer of any such matter that it has released hereunder, in whole or in part.  Nothing in this Section 3(d) shall preclude General from granting any licenses under the Anderson Patents to another party or parties if the MGH Agreement (as defined in the Patent License Agreements) is terminated for any reason prior to the expiration of all the Valid Claims of the Anderson Patents, subject to General’s agreement hereby that Syneron and Candela shall have the right to maintain a direct license with General pursuant to Section 8.4 of the MGH Agreement (subject to the provisos contained in such Section 8.4) if the MGH Agreement is so terminated, without any further action required by General, Palomar, Candela or Syneron.  General hereby acknowledges and agrees that each of Candela, Syneron and their respective Affiliates (as defined in the Professional Field Patent License Agreement) are an express intended third party beneficiary of Section 8.4 of the MGH Agreement, with the full right to enforce the obligations of General thereunder to the same extent as if it were a party thereto.

(e) Full Settlement.  The Parties understand and agree that this Agreement and the attached Exhibits as executed and delivered at the Closing are intended to settle all disputes (in existence from the first day of the world to the Effective Date (but not thereafter)) between Palomar and General on the one hand and Candela and Syneron on the other hand but only with respect to the matters released by this Section 3 and shall be effective as a full and final accord and satisfaction and release of all such matters.

4. Representations and Warranties; Disclaimers.

(a) Representations and Warranties by the Parties.  Each Party represents and warrants to the other Parties as of the Effective Date:

(i) that it is an entity duly organized, validly existing and in good standing under the laws of the state of its organization, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

(ii) that it has the authority to (i) enter into this Agreement, (ii) extend the releases and rights granted to the other Parties under this Agreement, and (iii) undertake and fully perform its obligations under this Agreement;

(iii) that this Agreement has been duly executed and delivered by it and is a binding obligation of it, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, and to general equitable principles;

(iv) its execution, delivery, granting of releases and rights, and performance of its obligations under this Agreement does not and will not, with or without the passage of time or the giving of notice or both, conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any agreement or other document or instrument to which it is a party; and

(v) all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other third parties (including, in the case of Syneron, any Syneron Subsidiaries and, in the case of Palomar, any Palomar Subsidiaries) required to be obtained by it in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(b) Representations and Warranties by General.  General represents and warrants to Syneron that as of the Effective Date:

(i) MGH has the rights in the Anderson Patents as set forth in Section 7.3 of the MGH Agreement;

(ii) Palomar has the rights set forth in the MGH Agreement; and

(iii) MGH has granted to Palomar the right to grant sublicenses under the Anderson Patents through the MGH Agreement and that the licenses granted under the Patent License Agreements are authorized and valid;

(c) Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, NONE OF THE PARTIES MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND HEREUNDER, WHETHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT.  TO THE EXTENT THIS PROVISION CONFLICTS IN ANY WAY WITH THE TERMS AND CONDITIONS OF THE MGH AGREEMENT, THE MGH AGREEMENT SHALL CONTROL.

(d) No Consequentials.  IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER HEREUNDER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.  TO THE EXTENT THIS PROVISION CONFLICTS IN ANY WAY WITH THE TERMS AND CONDITIONS OF THE MGH AGREEMENT, THE MGH AGREEMENT SHALL CONTROL.

5. Miscellaneous.

(a) Entire Agreement; Counterparts; Stipulated Dismissals.  Other than with respect to (i) the executed Patent License Agreements and Stipulated Orders of Dismissal, (ii) the MGH Agreement and other agreements between MGH and Palomar (but not Syneron) and (iii) the Patent License Agreements (and the exhibits and attachments thereto) this Agreement (including the Exhibits) constitutes the entire agreement between Palomar and MGH on the one hand and Candela and Syneron on the other hand relating to the subject matter hereof and supersedes all previous agreements, practices or courses of dealings between the Parties, whether written or oral, relating to the subject matter hereof, provided that each of (1) that certain Confidentiality Agreement, executed as of March 23, 2006, between Palomar and Syneron and (2) that certain Agreement, executed as of June 22, 2009, between Palomar and Candela Corporation, shall terminate as of the Effective Date as to any disclosures occurring after the Effective Date, but shall remain in full force and effect with respect to all applicable disclosures occurring and rights and obligations accruing prior to the Effective Date.  This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

(b) Other Parties.  This Agreement shall be binding upon, and inure to the benefit of, the legal representatives, successors and permitted assigns of the Parties.  There shall be no Third Party beneficiaries, either express or implied, to this Agreement, provided that Section 3 is intended to benefit, in addition to the Parties, the other Released Palomar Entities, Released General Entities and Released Syneron Entities as if they were Parties hereto.

(c) No Agency or Joint Venture Relationship.  Nothing contained herein shall be deemed to create any association, partnership, joint venture or relationship of principal, agent, master or servant between the Parties hereto or, in the case of Palomar, any Palomar Subsidiaries, or, in the case of Candela or Syneron, Syneron Medical Ltd. or any Subsidiaries of Syneron Medical Ltd, Syneron or Candela, or to provide any Party with the right, power or authority to incur any obligation or make any representations, warranties or guarantees on behalf of any other Party.

(d) Retained Rights.  The Parties retain their rights to petition an appropriate court regarding any breach or violation of the terms or conditions of this Agreement or the Patent License Agreements.

(e) Severability.  If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court of competent jurisdiction, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those that were held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such invalid or unenforceable term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

(f) Waivers; Amendments; Supplements.  No waiver by any Party of a breach of any covenant or condition of this Agreement by another Party shall be construed to be a waiver of any succeeding breach of the same or any other covenant or condition.  Except as otherwise expressly provided herein, this Agreement or any Exhibit hereunder may not be changed or amended except by a writing expressly referring to this Agreement signed by all the Parties.

(g) Section 1542 of the California Civil Code.  The Parties waive all rights they may have under Section 1542 of the California Civil Code, and acknowledge that subject to the terms herein, the releases granted by the Parties extend to all claims expressly released by Section 3(a) and 3(c), whether such claims are known or unknown.  The Parties are fully informed of the provisions of Section 1542, which provides that:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(h) Publicity and Disclosure of Terms of this Agreement and the Patent License Agreement.  The Parties agree that the initial public announcements of the execution of this Agreement and Patent License Agreements shall be in the form of joint press release to be agreed upon by the Parties on or before the Effective Date and attached hereto as Exhibit E. The Parties also agree that Palomar and Syneron will file a copy of this Agreement, the Professional Field Patent License Agreement and the Stipulated Orders of Dismissal (in each case without redaction) with the United States Securities and Exchange Commission and other similar or comparable governmental bodies, authorities or agencies, if necessary.

(i) Jurisdiction.  The Parties hereby irrevocably consent to the exclusive jurisdiction, venue and forum of the United States District Court for the District of Delaware or the appropriate state court in Delaware for any action or proceeding arising out of or relating to this Agreement or any agreement or document delivered in connection herewith or therewith, and agree that all claims in respect of such action or proceeding may be heard and determined in such state or federal court.  Each of the Parties consents to the jurisdiction of such court or courts and agrees that the service upon it of a summons and complaint by ordinary mail shall be sufficient for such court or courts to exercise personal jurisdiction over the Parties.  The Parties waive any objection to any action or proceeding in the United States District Court for the District of Delaware on the basis of forum non-convenes, lack of personal jurisdiction or otherwise.  Notwithstanding the foregoing, if any action or proceeding may not be brought in any such court because all such courts lack subject matter jurisdiction, the Parties may bring such action or proceeding in a court of appropriate jurisdiction.

(j) Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to its principles of conflicts of laws; provided that any dispute relating to the scope, validity, enforceability, infringement, patentability or misuse of any Patent shall be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such Patent originates.

(k) Certain Expenses.  Except as otherwise expressly provided herein, each of the Parties hereto shall bear its own costs, attorneys’ fees, and expenses that arise out of or in connection with the negotiation, execution or performance of this Agreement.

(l) Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

(m) Parties Advised by Counsel.  This Agreement has been negotiated between unrelated Parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self interest.  In addition, each Party has been represented by legal counsel.  This Agreement shall not be interpreted or construed against any Party to this Agreement because that Party or any attorney or representative for that Party drafted or participated in the drafting of this Agreement.

(n) Notices.  All notices, demands, requests, approvals, consents or other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given: (i) when delivered in person or by courier or confirmed facsimile; (ii) upon confirmation of receipt when sent by certified mail, return receipt requested; or (iii) upon receipt when sent by reputable private international courier with established tracking capability (such as DHL, FedEx, or UPS), postage pre-paid, and addressed as set forth as the case may be, to the noticed Party at the address set forth below, or such other address as a Party may specify by written notice to the other.

Notices shall be sent to Palomar at:

Palomar Medical Technologies
15 Network Drive
Burlington, MA 01803
Attention: CEO
Facsimile: (781) 993-2377

with a required copy to:

Palomar Medical Technologies
15 Network Drive
Burlington, MA 01803
Attention: General Counsel
Facsimile: (781) 993-2377

and a further required copy to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention: Kingsley L. Taft, Esq.
Facsimile: (617) 523-1231

and to General at:

Corporate Sponsored Research and Licensing
Massachusetts General Hospital
101 Huntington Ave, 4th Floor
Boston, MA  02199
Attention: Frances Toneguzzo, Ph. D.
Facsimile: (617) 954-9361

with a required copy to:

Office of the General Counsel
Partners HealthCare System, Inc.
50 Staniford St., Suite 1000
Boston, MA 02114
Attention: Paul G. Cushing, Esq.
Facsimile: (617) 726-1665

and to Syneron at:

Syneron Inc.
3 Goodyear, Unit A
Irvine, California 92618
Attention: Louis Scafuri
Facsimile: (949) 716-8287

and to Syneron Medical Ltd. at:

Syneron Medical Ltd.
Industrial Zone
Tavor Building
P.O.B. 550 Yokneam Illit
20692 Israel
Attention: Leor Porat, Esq.
Facsimile: +972 73 244 2202

and to Candela at:

Candela Corporation
530 Boston Post Road
Wayland, MA 01778
Attention: Louis Scafuri
Facsimile: (508) 358-5602

and a further required copy to:

One Azrieli Center
Round Building
Tel Aviv 67021
Israel
Attention: Gene Kleinhendler, Esq.
Facsimile: 972-3-607-4422

and a further required copy to:

Morrison & Foerster LLP
555 West Fifth Street
Suite 3500
Los Angeles, CA 90013-1024
Attention: Anthony Press, Esq.
Facsimile: (213) 892-5454

(o) Captions, Section Headings.  As used in this Agreement, “including” means “including but not limited to”, and “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole.  The Section headings used herein are for reference and convenience only, and shall not enter into the interpretation of this Agreement.  Unless otherwise expressly provided herein, any reference to a number of “days” hereunder shall refer to calendar days.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 3(a)” would be part of “Section 3”, and references to “Section 4(a)” would also refer to material contained in the subsection described as “Section 4(a)(ii)”).

(p) Capitalized Terms.  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Patent License Agreement.

(q) Mistakes of Fact or Law.  Mistakes of fact or law shall not constitute grounds for modification, avoidance or rescission of the terms of this Agreement.

(r) No Admissions.  This Agreement is entered into in order to compromise and settle disputed claims, without any concession or admission with respect to the scope, validity or invalidity, or enforceability or nonenforceability of the Anderson Patents or the Candela Patents (as defined in the Professional Field Patent License Agreement) by any Party, and without any acquiescence on the part of any Party as to the merit of any claim, defense, affirmative defense, counterclaim, liabilities or damages related to the Patents (as defined in the Professional Field Patent License Agreement) or the pending patent related Lawsuits (as defined in this Agreement).  Neither this Agreement nor any part thereof shall be, or be used as, an admission of scope, infringement, or liability by any Party or any Third Party (as defined in the Professional Field Patent License Agreement), at any time for any purpose.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused its duly authorized representative to execute and deliver this Agreement under seal as of the Effective Date.

Palomar Medical Technologies, Inc.

By:      /s/ Joseph P. Caruso
Name: Joseph P. Caruso
Title: CEO

The General Hospital Corporation

By:      /s/ Frances Toneguzzo, Ph. D.
Name: Frances Toneguzzo, Ph. D.
Title: Director, Corporate Sponsored Research & Licensing

Syneron, Inc.

By:      /s/ Louis P. Scafuri
Name: Louis P. Scafuri
Title: CEO

Candela Corporation

By:      /s/ Louis P. Scafuri
Name: Louis P. Scafuri
Title: CEO

Syneron Medical Ltd.

By:      /s/ Louis P. Scafuri
Name: Louis P. Scafuri
Title: CEO

Exhibit A

Professional Field Patent License Agreement

NON-EXCLUSIVE PATENT LICENSE OUTSIDE CONSUMER FIELD

THIS NON-EXCLUSIVE PATENT LICENSE OUTSIDE CONSUMER FIELD (this “Agreement”) is entered into this September 15, 2011 (the “Effective Date”), by and among Palomar Medical Technologies, Inc., a Delaware corporation, with offices at 15 Network Drive, Burlington, MA 01803 USA (“Palomar”), Candela Corporation, a Delaware corporation with offices at 530 Boston Post Road, Wayland, MA 01778 USA (“Candela”), and Syneron, Inc., a Delaware corporation with offices at 3 Goodyear, Unit A, Irvine, California 92618 USA (“Syneron”).  Palomar, Candela and Syneron each referred to herein as a “Party”, and together, the “Parties.”

WITNESSETH:

WHEREAS, Palomar, Candela and Syneron are parties to certain patent-related Lawsuits (as defined in the Settlement Agreement (as defined below));

WHEREAS, Palomar, Candela and Syneron have agreed to enter into that certain Settlement Agreement, to be executed contemporaneously with this Agreement (the “Settlement Agreement”), pursuant to which Palomar, Candela and Syneron will settle the Lawsuits among other things;

WHEREAS, Palomar has a license from MGH under the Anderson Patents (both as defined below) relating to the use of light to remove hair;

WHEREAS, Syneron desires to obtain, and Palomar is willing to grant, a non-exclusive sublicense under the Anderson Patents to develop and commercialize Syneron Products (as defined below) under the following terms and conditions; and

WHEREAS, Palomar desires to obtain, and Candela is willing to grant, a non-exclusive (sub)license under the Candela Patents (as defined below) under the following terms and conditions.

NOW THEREFORE, the Parties hereby agree as follows:

1. Definitions.  The following terms (and their correlatives), in addition to terms defined on first use herein, shall have the meanings set forth below:

1.1. “Affiliate” shall mean, as to any person, any corporation, firm, partnership, entity or other person that, now or hereafter, directly or indirectly, controls, is controlled by, or is under common control with such person, where “control” means the capacity to designate, appoint or otherwise determine the board of directors or other governing authority of such person, whether by law or in fact, and whether by (i) ownership of more than fifty percent (50%) of the equity or rights or shares in profits and losses (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such person, (ii) voting rights or management contract or agreement, (iii) any other contract or agreement that grants to any other person effective control over the affairs and activities of such person, or (iv) some combination of the foregoing.

1.2. “Anderson Patents” shall mean (i) the Patents set forth on Exhibit A, and (ii) all other Patents that claim the right of priority to, or enjoy the benefit of an earlier filing date of, in whole or in part, directly or indirectly, one or more of the Patents identified in the immediately preceding clause (i).

1.3. “Candela Patents” shall mean (i) the Patents set forth on Exhibit B, and (ii) all other Patents that claim the right of priority to, or enjoy the benefit of an earlier filing date of, in whole or in part, directly or indirectly, one or more of the Patents identified in the immediately preceding clause (i).

1.4. “Component” shall mean any handpiece, module, accessory, part, replacement part, or other component (including any lens, optical component, tip, software or other item) of any product or system.

1.5. “Consumer Field” shall mean the field in which products or systems (and their Components) are intended for or marketed to consumers for personal use.  For the avoidance of doubt, the “Consumer Field” shall exclude products or systems in the Professional Field.

1.6. “Excluded Technology” as of a point in time, shall mean any product of a Third Party (i) that Palomar is accusing of infringement under any Anderson Patent in a then-pending suit or action, provided that (1) if (A) Palomar accuses such Third Party of infringement under any Anderson Patent pursuant to a suit or action instituted after the Effective Date (and such Third Party was not accused by Palomar of such infringement pursuant to a suit or action as of the Effective Date) (a “Later Sued Third Party”), (B) Syneron or its Affiliate is at the time of such institution of such suit or action, or has been in the last six (6) months prior to such institution of such suit or action, in active negotiations with such Later Sued Third Party with respect to a potential business transaction (which can be evidenced by Syneron through reasonable documentation) and (C) the definitive documentation for such transaction is executed within six (6) months after the filing of such suit or action, then the products of such Later Sued Third Party relevant to such business transaction will not be covered by this definition and (2) if Syneron or its Affiliate incorporates any non-core Components of such Later Sued Third Party in any Syneron Products prior to such institution of such suit or action, then such non-core Components will not be deemed Excluded Technology to the extent incorporated in Syneron Products (including if Syneron and its Affiliates continue to incorporate such non-core Components in Syneron Products), or (ii) with respect to which Palomar has obtained a then-outstanding injunction preventing the making or sale of such Third Party product based on infringement of any Anderson Patent (and such Third Party’s making or selling of such product has not been licensed to do so under the applicable Anderson Patent for such product).

1.7. “Excluded Third Party” shall mean a Third Party making or selling Excluded Technology.

1.8. “Exhibit C Third Party” shall mean those companies listed on Exhibit C.

1.9. “MGH” shall mean The General Hospital Corporation in Boston, Massachusetts.

1.10. “MGH Agreement” shall mean that certain “Amended and Restated License Agreement” between Palomar and MGH effective as of December 20, 2007, as such agreement may be amended or restated after the Effective Date in a manner that is not materially inconsistent with the terms of this Agreement.

1.11. “Palomar Product” shall mean any product or system (and their Components), now or hereafter Sold by Palomar or its Affiliates, the manufacture, use, sale, offering for sale, or importation of which, absent the license granted by Candela in Section 2.2(a), would infringe a Candela Patent, plus improvements thereto, other than any such products, systems and Components for which Palomar or its Affiliate is serving substantially only as a distributor.

1.12. “Palomar Sublicensee” shall mean any Third Party to which Palomar or a Palomar Affiliate grants a permitted sublicense pursuant to Section 2.2(b) under the license grant from Candela in Section 2.2(a).

1.13. “Patents” shall mean (i) any patents and patent applications and any patents issuing therefrom worldwide, (ii) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, term extensions (under patent or other law), certificates of invention and the like, of any such patents or patent applications, and (iii) any foreign or international equivalents of any of the foregoing.

1.14. “Professional Field” shall mean the field in which products or systems (and their Components) are intended or marketed for Sale to doctors, health care providers, beauty care professionals or other commercial service providers for use on or with patients or customers (and not for re-Sale to any person or entity for personal use).

1.15. “Sale” shall mean, with respect to a product, system or Component, the sale, distribution, lease, use (including training, preceptorships, marketing and promotional uses), cost-per-shot arrangements and any other arrangement in which monetary or other consideration is to be exchanged for the use of such product, system or Component.

1.16. “Syneron Product” shall mean any products or systems (and their Components), now or hereafter Sold by Syneron or its Affiliates (other than Excluded Third Parties), the manufacture, use, sale, offering for sale, or importation of which, absent the sublicense granted by Palomar in Section 2.1(a), would infringe an Anderson Patent, plus improvements thereto, other than (a) any such products, systems and Components for which Syneron or its Affiliate is serving substantially only as a distributor, and (b) Excluded Technology.  Notwithstanding the foregoing, improvements to Syneron Products expressly excludes the incorporation of any Excluded Technology.

1.17. “Syneron Sublicensee” shall mean any Third Party to which Syneron grants a permitted sublicense pursuant to Section 2.1(b) under the sublicense grant from Palomar in Section 2.1(a)

1.18.  “Syneron Subsidiaries” shall mean any corporation, firm, partnership, entity or other person that, now or hereafter, directly or indirectly, is controlled by Syneron Medical Limited, where “control” means the capacity to designate, appoint or otherwise determine the board of directors or other governing authority of such person, whether by law or in fact, and whether by (i) ownership of more than fifty percent (50%) of the equity or rights or shares in profits and losses (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such person, (ii) voting rights or management contract or agreement, (iii) any other contract or agreement that grants to any other person effective control over the affairs and activities of such person, or (iv) some combination of the foregoing.

1.19. “Third Party” shall mean any person or entity, other than Palomar, Candela or Syneron, or their respective Affiliates.

2. License Grants.

2.1. By Palomar.

(a) Syneron Products.  Palomar hereby grants to Syneron and its Affiliates a worldwide, perpetual, irrevocable, fully paid up (subject to Section 3.1), royalty-free, non-exclusive sublicense, under the Anderson Patents, to make, use, sell, offer for sale, export and import Syneron Products, in each case only for hair removal and only outside of the Consumer Field.  It is understood and agreed that the foregoing sublicense grant does not include any right to have made, have used, have sold, have offered for sale or have imported Syneron Products or otherwise to subcontract any Third Party to make, use, sell, offer for sale or import Syneron Products, except as set forth in Section 2.1(b).

(b) Limited Sublicensing Rights.  Syneron and its Affiliates shall not have any right to grant to any Third Parties any further sublicenses under the sublicense grant set forth in Section 2.1(a), nor shall any purported sublicenses under such sublicense grants made by Syneron, its Affiliates or any of their respective sublicensees prior to the Effective Date be valid or enforceable, except Syneron and its Affiliates may grant sublicenses only as may be necessary for (i) the Sale of Syneron Products by Third Parties acting as distributors (for clarity, excluding any re-Sale of a product by Syneron or its Affiliate to a Third Party from which it purchased such product or such Third Party’s Affiliate, except if the product is a non-core Component that is integrated into finished goods), (ii) the manufacture of Syneron Products by Third Parties for Sale only to Syneron or its Affiliates or such Third Party distributors (for clarity, excluding any manufacturing activities based on any design primarily owned by a Third Party), or (iii) the development and commercialization of Syneron Products in a collaboration between Syneron (or its Affiliate) and a Third Party in which Syneron (or its Affiliate) has substantial development and/or commercialization obligations; provided that, for each of clauses (i), (ii) and (iii), any such Third Parties are not Excluded Third Parties at the time such sublicense is granted.  Syneron Sublicensees shall not have the right to grant any sublicenses under any such sublicense grant by Syneron.  Apart from the foregoing limited right to grant further sublicenses, Syneron shall not have any right to Transfer (as defined in Section 2.3(b)) such sublicense grant except pursuant to Section 9.3.  No purchaser of any Syneron Product shall, by operation of this Agreement, receive any license, sublicense or other rights in, to or under the Anderson Patents that exceeds the scope and terms of the sublicense grant set forth in Section 2.1(a), notwithstanding the patent exhaustion/first sale doctrine; provided, however, the sublicense grant set forth in Section 2.1(a) includes immunity for infringement (whether direct, contributory, inducement of infringement or otherwise) of the Anderson Patents by Syneron and its Affiliates’ respective suppliers, manufacturers, assemblers, contractors, service providers, distributors, resellers, sales representatives, customers and end users, and all persons acting by, through, under or in concert with Syneron or its Affiliates, but only to the extent they are acting in their capacities as such, and only with respect to Syneron Products exploited within the scope of the sublicense grant set forth in Section 2.1(a).

(c) License Field Limitation.  Notwithstanding anything contained herein to the contrary, the sublicense grant provided for in Section 2.1(a) does not include a license under the Anderson Patents within the Consumer Field.  The rights of Syneron and its Affiliates with respect to the Consumer Field are addressed in that certain Consumer License Term Sheet (“Consumer Field Agreement”).

(d) Worldwide License.  Subject to the terms of the sublicense grant set forth in Section 2.1(a) and without limiting the limited scope thereof, a particular unit of Syneron Product shall be licensed under all those claims of Anderson Patents throughout the world that would be practiced by the making, having made, using, selling, offering for sale, exporting, or importing of such unit of Syneron Product, regardless of where such action occurs or the country where such Anderson Patents have issued, and such practice shall be deemed to exhaust all such geographic (but not field-based) claims with respect to such unit of Syneron Product.  To the extent that, notwithstanding the foregoing, any such claim is not exhausted under the applicable law of any country because such action did not occur in such country, the distributors, resellers, customers and end users of Syneron or any of its Affiliates that acquire such unit of Syneron Product in such country shall be deemed to be licensed under such claim to make, use, offer for sale, sell, export, and import such unit of Syneron Product outside the Consumer Field.

(e) [Intentionally left blank.]

(f) Palomar’s Right to Grant Other Sublicenses.  Subject to the terms of this Agreement, Palomar retains the right to grant sublicenses and other rights in and to the Anderson Patents as Palomar may deem appropriate in its sole discretion.

            (g) Excluded Third Parties.  The Parties intend that no Excluded Third Party, or any of their Excluded Technology, is to be granted any rights under the Anderson Patents sublicensed by Palomar under Section 2.1(a).  Thus, the Parties have agreed to preclude any assignment of this Agreement by Syneron to any Excluded Third Party under Section 9.3(a) and any Excluded Third Party that becomes a direct or indirect subsidiary or parent of Syneron will not be deemed an “Affiliate” of Syneron hereunder.  Further, Syneron and its Affiliates hereby agree that to the extent that any of them acquires any rights or interest in or to any Excluded Technology from any person or entity while such person or entity is an “Excluded Third Party” hereunder, whether by assignment under Section 9.3(a), asset purchase or sale, bankruptcy, conveyance, lease, distribution arrangement, manufacturing arrangement (including any foundry arrangement), license, sublicense, option, other transfer or any other transaction of any type (any such transaction, an “Acquisition”), the sublicense grant set forth in Section 2.1(a) (or any sublicense thereunder granted pursuant to Section 2.1(b)) shall not apply to such Excluded Technology during the period in which such Excluded Third Party is an “Excluded Third Party” hereunder, and Palomar and its sublicensees shall retain any and all rights to enforce the Anderson Patents against Syneron, its Affiliates, such Excluded Third Party or any other Third Party with respect to the Excluded Technology.  Additionally, the Parties have agreed that upon any assignment of this Agreement by Syneron to any Exhibit C Third Party under Section 9.3(a), or if Syneron is otherwise acquired by any Exhibit C Third Party, the definition of Syneron Products shall be automatically limited to exclude the products or systems (other than non-core Components), and improvements thereof, Sold by such Exhibit C Third Party (and its Affiliates) as of immediately prior to such assignment.  Candela shall not have any right to assign this Agreement separately from Syneron.

2.2. By Candela.

(a) Palomar Products.  Candela hereby grants to Palomar and its Affiliates a worldwide, perpetual, irrevocable, fully paid up, royalty-free, non-exclusive license, under the Candela Patents, to make, use, sell, offer for sale, export and import Palomar Products outside of the Consumer Field.  It is understood and agreed that the foregoing sublicense grant does not include any right to have made, have used, have sold, have offered for sale or have imported Palomar Products or otherwise to subcontract any Third Party to make, use, sell, offer for sale or import Palomar Products, except as set forth in Section 2.2(b).

(b) Limited Sublicensing Rights.  Palomar and its Affiliates shall not have any right to grant to any Third Parties any sublicense under the (sub)license grant set forth in Section 2.2(a), nor shall any purported sublicenses under such sublicense grants made by Palomar or any of its Affiliates or sublicensees prior to the Effective Date be valid or enforceable, except Palomar and its Affiliates may grant sublicenses only as may be necessary for (i) the Sale of Palomar Products by Third Parties acting as distributors (for clarity, excluding  any re-Sale of a product by Palomar or its Affiliate to a Third Party from which it purchased such product or such Third Party’s Affiliate, except if the product is a non-core Component that is integrated into finished goods), (ii) the manufacture of Palomar Products by Third Parties for Sale only to Palomar or its Affiliates or such Third Party distributors (for clarity, excluding any manufacturing activities based on any design primarily owned by a Third Party), or (iii) the development and commercialization of Palomar Products in a collaboration between Palomar or its Affiliate and a Third Party in which Palomar or its Affiliate has substantial development and/or commercialization obligations.  Palomar Sublicensees shall not have the right to grant sublicenses under such sublicense grants by Palomar.  Apart from the foregoing limited right to grant sublicenses, Palomar shall not have any right to Transfer such license grant except pursuant to Section 9.3(a).  No purchaser of any Palomar Product shall, by operation of this Agreement, receive any license, sublicense or other rights in, to or under the Candela Patents that exceeds the scope and terms of the license grant set forth in Section 2.2(a), notwithstanding the patent exhaustion/first sale doctrine; provided, however, the license grant set forth in Section 2.2(a) includes immunity for infringement (whether direct, contributory, inducement of infringement or otherwise) of the Candela Patents by Palomar and its Affiliates’ respective suppliers, manufacturers, assemblers, contractors, service providers, distributors, resellers, sales representatives, customers and end users, and all persons acting by, through, under or in concert with Palomar or its Affiliates, but only to the extent they are acting in their capacities as such, and only with respect to Palomar Products exploited within the scope of the license grant set forth in Section 2.2(a).

2.3. Related Licensing Provisions.

(a) Prosecution.  As between the Parties, each Party shall have the sole right (but not the obligation) in its sole discretion (subject to, for Palomar, the MGH Agreement) to prosecute, maintain, enforce and defend any Patents (sub)licensed by such Party to the other Party hereunder, and such other Party shall have no rights with respect to any such activities.

(b) Other Transactions.  (i) Palomar may assign, convey, sell, lease, encumber, license, sublicense or otherwise transfer to or grant any right in or to (collectively, “Transfer”) a Third Party any and all of the Anderson Patents or the MGH Agreement and (ii) Candela may Transfer to a Third Party any and all of the Candela Patents, in each case provided that any such transaction is made subject to (and each Party shall make each such transaction subject to) all rights and sublicense(s) of the other Party arising from this Agreement and shall not impose any additional obligations on such other Party.

(c) Licensing Fees.  Except as otherwise expressly provided herein, any amounts or other consideration owed to any Third Party by either Party as (sub)licensor on account of the grant of the (sub)licenses contained in this Section 2 shall be the sole responsibility of the Party granting the (sub)license.

2.4. MGH Agreement.  Syneron hereby acknowledges that a copy of the MGH Agreement (subject to redaction of commercially sensitive information) has been made publicly available by Palomar in connection with Palomar’s filing on Form 8-k, dated March 20, 2008, with the United States Securities and Exchange Commission.  Without limiting Article 4, in the event that the MGH Agreement is terminated for any reason, Palomar shall have no liability of any kind whatsoever as a result of such termination.

2.5. No Other Rights.  Each Party acknowledges and agrees that, as between the Parties, Candela owns or has all right, title and interest in and to the Candela Patents, and Palomar and MGH have all right, title and interest in and to the Anderson Patents, other than in each case with respect to non-exclusive (sub)license grants already made by the Parties in the applicable license field hereunder, and that (i) in the case of Candela, Palomar shall acquire no right, title or interest in or to the Candela Patents, by implication, estoppel or otherwise, other than the (sub)license grant to Palomar set forth in Section 2.2(a) or as otherwise expressly provided herein, and (ii) in the case of Palomar, Syneron shall acquire no right, title or interest in or to the Anderson Patents, by implication, estoppel or otherwise, other than the sublicense grant to Syneron set forth in Section 2.1(a) or as otherwise expressly provided herein.

3. Compensation.

3.1. Upfront Fee.  Syneron shall pay to Palomar within two (2) business days of the Effective Date a non-refundable amount equal to Thirty One Million U.S. Dollars (US$31,000,000).  The payment required by this Section 3.1 shall be made by wire transfer to Palomar to the bank account specified below, without deduction for any taxes or other charges.

**

3.2. Taxes and Other Charges.  In addition to any other amounts due hereunder, Syneron and its Affiliates shall pay all foreign, federal, state, municipal and other governmental excise, sales, use, property, customs, import, value added, gross receipts and other taxes, fees, levies and duties of any nature now in force or enacted in the future that are assessed upon or with respect to the manufacture, use, offer for sale, sale or importation of the Syneron Products, or otherwise arising in connection with this Agreement or any transactions contemplated hereby, but excluding United States taxes based on Palomar’s net income.  If Syneron is required by law to make any deduction or withhold from any sum payable to Palomar by Syneron hereunder, then Syneron shall be entitled to make such deduction or withhold such sum and remit such deduction or sum to the relevant taxing authority.  In the event that Syneron makes such a deduction or withholds such a sum, Syneron shall promptly furnish Palomar with official tax certificates as evidence of tax payments on Palomar's behalf, in order to support Palomar's claim for any United States income tax credit with respect to any such taxes so withheld and paid to a government by Syneron on Palomar’s behalf.

4. Representations and Warranties with License; Disclaimer; No Consequentials.

4.1. General.  Each Party represents and warrants to the other Party as of the Effective Date that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its organization, and has full corporate power and authority to enter into this Agreement;

(b) this Agreement has been duly executed and delivered by it and is a binding obligation of it, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, and to general equitable principles; and

(c) it is not subject to a petition for relief under any bankruptcy legislation, it has not made an assignment for the benefit of creditors, it is not subject to the appointment of a receiver for all or a substantial part of its assets, and it is not contemplating taking or becoming subject to any of the foregoing.

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on September 21, 2011 which was amended and re-filed with the SEC on December 5, 2011.

4.2. By Palomar.  Palomar hereby represents and warrants and covenants to Syneron that (a) Palomar has the full power to enter into this Agreement and to perform its obligations hereunder; (b) except as otherwise set forth in the MGH Agreement, Palomar is the exclusive licensee of the entire right, title and interest in and to the Anderson Patents; (c) Palomar has the sole right and authority to enter into this Agreement and grant the rights, licenses, and immunities granted hereunder, without the need for any licenses, releases, consents, approvals or immunities not yet granted or obtained; and (d) Palomar has not previously granted and shall not grant any rights in the Anderson Patents that would cause Syneron or Syneron’s Affiliates not to have the sublicense granted in Section 2.1(a).

4.3. By Syneron and Candela.  Syneron and Candela hereby represent and warrant and covenant to Palomar that (a) Syneron and Candela have the full power to enter into this Agreement and to perform their obligations hereunder; (b) Candela is the owner or exclusive licensee of the entire right, title and interest in and to the Candela Patents; (c) Syneron and Candela have the sole right and authority to enter into this Agreement and grant the rights, licenses, and immunities granted hereunder, without the need for any licenses, releases, consents, approvals or immunities not yet granted or obtained; and (d) Candela has not previously granted and shall not grant any rights in the Candela Patents that would cause Palomar or Palomar’s Affiliates not to have the sublicense granted in Section 2.2(a).

4.4. Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE SETTLEMENT AGREEMENT OR THE CONSUMER FIELD AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, OR ARISING BY CUSTOM OR TRADE USAGE, WITH RESPECT TO THE SYNERON PRODUCTS, PALOMAR PRODUCTS, ANDERSON PATENTS, CANDELA PATENTS OR ANY OTHER ITEMS OR RIGHTS PROVIDED HEREUNDER, OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT.  WITHOUT LIMITING THE FOREGOING, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, (i) THAT ANY PRODUCT OR SYSTEM, OR ITS DEVELOPMENT, MANUFACTURE, MARKETING, SALE, IMPORTATION, DISPOSITION OR USE, OR ANY OTHER ACTIVITIES CONTEMPLATED BY THIS AGREEMENT, SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY, (ii) AS TO THE QUALITY OR PERFORMANCE OF ANY SUCH ITEMS, OR (iii) OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NONINFRINGEMENT.

4.5. No Consequential Damages.  OTHER THAN FOR THE INDEMNIFICATION OBLIGATIONS OF SYNERON, ON ONE HAND, AND PALOMAR, ON THE OTHER HAND, CONTAINED IN SECTION 6, IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS OR LOSS OF USE), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR ANY CAUSE OF ACTION RELATING TO THE SYNERON PRODUCTS, PALOMAR PRODUCTS, CANDELA PATENTS, ANDERSON PATENTS OR ANY OTHER ITEMS OR RIGHTS PROVIDED HEREUNDER, OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, WHETHER OR NOT SUCH PARTY KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGE.

5. Disputes.

5.1. Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise that relate to any Party’s rights or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedited manner by mutual cooperation.  To accomplish this objective, the Parties agree to adhere to the following procedures if and when a dispute arises under this Agreement: by a written notice sent by a Party, any such disputes shall be first referred to executive officers designated by each affected Party (the date of such notice, the “Dispute Notice Date”).  If such executive officers are unable to resolve such a dispute within thirty (30) days of the Dispute Notice Date, the matter shall be presented to the chief executive officers of such Parties, or their respective designees (which designees must be senior executives), for resolution through good faith discussions.  In the event that the chief executive officers or their designees cannot resolve the dispute within thirty (30) days of being requested by a Party to resolve a dispute, any such Parties may take such other lawful action as such Party deems appropriate in its sole discretion, including pursuing litigation against the others.  The effectiveness of, and any time periods contained in, this Section 5.1 shall run concurrently with any other provisions and time periods described in this Agreement, including any provisions or time periods relating to breach or termination of this Agreement.

5.2. Equitable Relief.  Notwithstanding the foregoing dispute resolution procedure and notwithstanding the exclusive jurisdiction described in Section 9.6, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other temporary or permanent injunctive relief) without submitting to such dispute resolution procedure and in any court having jurisdiction if there is a reasonable likelihood of the occurrence of irreparable harm during the period of the dispute resolution procedure.

5.3. [Intentionally left blank.]

5.4. Challenges. Patent Challenges (as defined in Section 7.4), and any disagreement between the Parties regarding the subject matter thereof, shall not be subject to this Section 5 or otherwise be deemed disputes for purposes of this Section 5.

6. Indemnification.

6.1. Indemnification by Syneron.  Syneron shall indemnify, defend and hold Palomar and its directors, officers, employees and agents (“Palomar Indemnitees”) harmless from and against any and all claims, demands, actions, losses, liabilities, damages and expenses (including reasonable costs and expenses of attorneys, professionals and accountants) (collectively, “Losses”) incurred by any Palomar Indemnitee that arise out of Third Party claims, demands, actions (“Third Party Claims”) in connection with the development or manufacture of any Syneron Products or the marketing, distribution, Sale, disposition or use by anyone (including Syneron, Syneron Sublicensees and any of their agents, resellers and customers) of any such Syneron Products or provision by anyone of any related services.  The foregoing shall include, without limitation, indemnification by Syneron against all Losses that arise out of Third Party Claims in connection with (i) any representation, warranty or agreement that is made by Syneron (or any Syneron Sublicenees or agents or resellers of the foregoing) to or with any reseller, customer or other Third Party with respect to any Syneron Product or related service or that otherwise arises out of any such transaction, or (ii) any claim by such Third Party that any such Syneron Product or part thereof is defective (whether in design, materials, workmanship or otherwise) or that otherwise relates to any attribute, condition or failure of any such Syneron Product, including any claim of product liability (whether brought in tort, warranty, strict liability or other form of action) or negligence.  Palomar may monitor at its own expense in the defense of any such Losses.  Syneron, in the defense of any such Losses, shall not, except with the approval of Palomar, consent to entry of any judgment or enter into any settlement which (1) would result in injunctive or other relief being imposed against Palomar, or (2) does not include as a term thereof the giving by the claimant to Palomar an unconditional release from all liability in respect to such Losses.

6.2. Indemnification by Palomar.  Palomar shall indemnify, defend and hold Syneron and its directors, officers, employees and agents (“Syneron Indemnitees”) harmless from and against any and all Losses incurred by any Syneron Indemnitee that arise out of Third Party Claims in connection with the development or manufacture of any Palomar Products or the marketing, distribution, Sale, disposition or use by anyone (including Palomar, Palomar Sublicensees and any of their agents, resellers and customers) of any such Palomar Products or provision by anyone of any related services.  The foregoing shall include, without limitation, indemnification by Palomar against all Losses that arise out of Third Party Claims in connection with (i) any representation, warranty or agreement that is made by Palomar (or any Palomar Sublicensees or agents or resellers of the foregoing) to or with any reseller, customer or other Third Party with respect to any Palomar Product or related service or that otherwise arises out of any such transaction, or (ii) any claim by such Third Party that any such Palomar Product or part thereof is defective (whether in design, materials, workmanship or otherwise) or that otherwise relates to any attribute, condition or failure of any such Palomar Product, including any claim of product liability (whether brought in tort, warranty, strict liability or other form of action) or negligence.  Syneron may monitor at its own expense in the defense of any such Losses.  Palomar, in the defense of any such Losses, shall not, except with the approval of Syneron, consent to entry of any judgment or enter into any settlement which (1) would result in injunctive or other relief being imposed against Syneron, or (2) does not include as a term thereof the giving by the claimant to Syneron an unconditional release from all liability in respect to such Losses.

7. Term and Termination.

7.1. Term.  This Agreement shall become effective as of the Effective Date, and shall remain in full force and effect until the expiration of the last-to-expire Anderson Patent or Candela Patent (the “Term”), unless earlier terminated upon the mutual written agreement of the Parties.

7.2. Effect of Expiration or Termination.  Expiration or termination of this Agreement shall not affect any rights or obligations of the Parties, including the payment of amounts due, which have accrued up to the date of such expiration or termination.  Upon expiration or termination of this Agreement, the provisions of Sections 1, 2, 3, 4, 5, 6, 7.2, 7.3, 7.4 and 9 shall survive and shall continue in full force and effect in accordance with their terms.

7.3. Consequences of Breach.

(a) Breach and Exclusive Remedies.  If Palomar on the one hand or Syneron on the other breaches this Agreement and such breach remains uncured for more than forty-five (45) days after the receipt by the breaching Party of notice specifying the breach and requiring its remedy, provided, prior to such notice being delivered, the Parties had fully complied with Section 5 (except as may otherwise be provided in Section 5.2); then on each such occasion, the non-breaching Party shall have the right:

(I)           to seek monetary damages for such breach, whether or not cured, and/or

(II)           to seek equitable relief (including restraining orders, specific performance or other injunctive relief) to prevent such uncured breach from continuing or such breach from occurring again in the future.

The prevailing Party in such an action for monetary damages or equitable relief shall be entitled to recover reasonable attorneys’ fees and expenses from the other Party.  The Parties acknowledge and agree that the remedies provided for in this Section 7.3 are the sole and exclusive remedies for any breach of this Agreement, and no breach of this Agreement shall constitute grounds for termination of this Agreement or any of the rights or obligations set forth herein.

7.4. Patent Challenges.

(a) Syneron and Syneron Subsidiaries shall not directly or indirectly (i) bring, pursue, maintain, assert or raise, (ii) cause or support any Syneron Sublicensee to bring, pursue, maintain, assert or raise or (iii) cause or support  any Third Party to bring, pursue, maintain, assert or raise, in each case any claim, counterclaim, defense or other contention or assertion in any court or other governmental forum of competent jurisdiction (including any patent office) seeking a judgment or other decision that any claims of the Anderson Patents are invalid or unenforceable or not patentable (any such claim or other assertion, a “Patent Challenge”).  For clarity, compelled testimony (including oral, documentary or other testimony in response to any Third Party subpoena) shall not amount to a “Patent Challenge” hereunder, provided that (a) Syneron provides Palomar with advance written notice of such testimony as early as practicable, and (b) such testimony is limited to the scope required by law to the extent possible.

(b) Syneron acknowledges and agrees that the provisions of this Section 7.4 are reasonable, valid and necessary for the adequate protection of Palomar’s interest in and to the Anderson Patents, and that Palomar would not have granted to Syneron and its Affiliates the non-exclusive sublicense under the Anderson Patents provided for in Section 2 or otherwise entered into the Settlement Agreement without all of the provisions of this Section 7.4.  Palomar shall have the right, at any time in its sole discretion, to strike this Section 7.4 in part or in full from this Agreement, and Palomar shall have no liability of any kind whatsoever as a result of the presence or absence of this Section 7.4.  This Section 7.4 shall not be understood or applied to alter any standing or jurisdictional requirements that may apply to any Patent Challenge.

8. Future Syneron Acquisitions

8.1 Currently Licensed Third Parties.  If, after the Effective Date, Syneron or one of its Affiliates either directly or indirectly acquires an entity other than an Excluded Third Party, and such entity is, immediately prior to the date of the acquisition, licensed under one or more of the Anderson Patents outside the Consumer Field through an existing agreement pursuant to which royalties are paid based on then-existing product sales, then, upon the closing of such acquisition such entity shall become licensed under this Agreement, except that such entity (or Syneron or its Affiliate, as applicable) shall continue to owe such royalties on the products previously Sold by such entity and/or its Affiliates (and improvements thereto) at the rates and pursuant to the terms set forth in such existing agreement; provided, however, if such entity is not the beneficiary of a most favored licensee provision with respect to such royalties, such entity will be subject to the most favored licensee provision contained in Section 4.6 of the Non-Exclusive Patent License, dated November 6, 2006, between Palomar and Cynosure, Inc., as set forth in the copy of such agreement filed by Palomar on Form 8-K (the “MFN Provision”).

8.2 Unlicensed Third Parties.  If, after the Effective Date, Syneron or one of its Affiliates either directly or indirectly acquires an entity other than an Excluded Third Party, and such entity is, immediately prior to the date of the acquisition, not licensed under one or more of the Anderson Patents outside of the Consumer Field but sells products that would infringe the Anderson Patents in the absence of such a license, then, upon the closing of such acquisition and such entity thereby becoming licensed under this Agreement, such entity shall pay on a quarterly basis a royalty equal to seven and one-half percent (7.5%) with respect to aggregate prospective Net Sales (as defined in Palomar’s then standard Professional Field License Agreement as of the Effective Date) of the products previously Sold by such entity and/or its Affiliates (and improvements thereto) outside the Consumer Field; provided, however, that such entity will be subject to the MFN Provision.

8.3 Syneron Acquisitions. Notwithstanding any agreement entered into by Palomar to the contrary, if any Syneron Subsidiary (other than an Excluded Third Party) either directly or indirectly acquires an entity licensed by Palomar under one or more of the Anderson Patents, then Palomar shall automatically be deemed to give consent to such acquisition and waive any provision in any such license that would otherwise prevent or deter the consummation of the acquisition or terminate, narrow, or render null or void, or prevent the assignment or transfer to such Syneron Subsidiary of such license

9. General.

9.1. Entire Agreement; Counterparts.  The Settlement Agreement and filings and agreements contemplated thereby, the Consumer License Agreement (including all exhibits and attachments thereto) and this Agreement (including all exhibits and attachments hereto) constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces all previous agreements, practices or courses of dealings between the Parties, whether written or oral, relating to the subject matter hereof.  This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

9.2. No Agency or Joint Venture Relationship.  Nothing contained herein shall be deemed to create any association, partnership, joint venture or relationship of principal, agent, master or servant between the Parties hereto, or to provide any Party with the right, power or authority to incur any obligation or make any representations, warranties or guarantees on behalf of any other Party.

9.3. Assignment.

(a) Each Party shall not assign this Agreement, in whole or in part, or otherwise Transfer any of its rights or interests, nor delegate any of its obligations, hereunder, in any case whether voluntarily, involuntarily, by operation of law or otherwise, provided that a Party may assign this Agreement as a whole to the assigning Party’s surviving or resulting entity in a Change of Control.  Any attempt to assign, Transfer or delegate all or any portion of this Agreement in violation of this Section 9.3(a) shall be null and void.  “Change of Control” of a Party shall mean: (i) a bona fide merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Party and a Third Party pursuant to which the stockholders of the Party immediately preceding such transaction hold less than a majority of the equity interests in the surviving or resulting entity of such transaction; (ii) any Third Party “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under such Act) (other than the applicable Party), directly or indirectly, of securities of such Party representing fifty percent (50%) or more of the combined voting power of such Party’s then outstanding securities; or (iii) a sale or other disposition by a Party of assets or earning power aggregating a majority of the assets or earning power of the Party or of those assets relating primarily to the subject matter of this Agreement.

(b) This Agreement shall be binding upon, and inure to the benefit of, the legal representatives, successors and permitted assigns of the Parties.  For clarity and without limiting the generality of this Section 9.3(a), any permitted assignee of a Party pursuant to Section 9.3 shall be bound by all of the Party’s obligations hereunder.  Except for Third Party indemnitees, there shall be no third-party beneficiaries, either express or implied, to this Agreement.

9.4. Severability.  Except as otherwise expressly provided herein, if any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable (including the terms of Section 7.4) by a court of competent jurisdiction, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and (ii) the Parties hereto covenant and agree to renegotiate any such invalid or unenforceable term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

9.5. Waivers; Amendments; Supplements.  Except as expressly provided herein, no waiver by any Party of a breach of any covenant or condition of this Agreement by any other Party shall be construed to be a waiver of any succeeding breach of the same or any other covenant or condition.  Except as otherwise expressly provided herein, this Agreement or any Exhibit hereunder may not be changed or amended except by a writing expressly referring to this Agreement signed by both Parties.

9.6. Jurisdiction.  The Parties hereby irrevocably consent to the exclusive jurisdiction, venue and forum of the United States District Court for the District of Delaware or the appropriate state court in Delaware for any action or proceeding arising out of or relating to this Agreement or any agreement or document delivered in connection herewith or therewith, and agree that all claims in respect of such action or proceeding may be heard and determined in such state or federal court.  Each of the Parties consents to the jurisdiction of such court or courts and agrees that the service upon it of a summons and complaint by ordinary mail shall be sufficient for such court or courts to exercise personal jurisdiction over the Parties.  The Parties waive any objection to any action or proceeding in the United States District Court for the District of Delaware on the basis of forum non-convenes, lack of personal jurisdiction or otherwise.  Notwithstanding the foregoing, if any action or proceeding may not be brought in any such court because all such courts lack subject matter jurisdiction, the Parties may bring such action or proceeding in a court of appropriate jurisdiction.

9.7. Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to its principles of conflicts of laws; provided that any dispute relating to the scope, validity, enforceability, infringement, patentability or misuse of any Patent shall be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such Patent originates.

9.8. Certain Expenses.  Except as otherwise expressly provided herein, each of the Parties hereto shall bear its own costs and expenses arising out of the negotiation, execution and performance of this Agreement.

9.9. Cumulative Remedies.  Except as otherwise expressly provided herein, no remedy granted to any Party herein shall be exclusive of any other remedy, and each remedy shall be cumulative with every other remedy herein or now or hereafter existing at law, in equity or otherwise.

9.10. Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.11. Parties Advised by Counsel.  This Agreement has been negotiated between unrelated Parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self interest.  In addition, each Party has had the opportunity to seek advice of legal counsel.  This Agreement shall not be interpreted or construed against any Party to this Agreement because that Party or any attorney or representative for that Party drafted or participated in the drafting of this Agreement.

9.12. Notices.  All notices, demands, requests, approvals, consents or other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given: (i) when delivered in person or by courier or confirmed facsimile; (ii) upon confirmation of receipt when sent by certified mail, return receipt requested; or (iii) upon receipt when sent by reputable private international courier with established tracking capability (such as DHL, FedEx, or UPS), postage pre-paid, and addressed as set forth as the case may be, to the noticed Party at the address set forth below, or such other address as a Party may specify by written notice to the other.

Notices shall be sent to Palomar at:

Palomar Medical Technologies
15 Network Drive
Burlington, MA 01803
Attention: CEO
Facsimile: (781) 993-2377

with a required copy to:

Palomar Medical Technologies
15 Network Drive
Burlington, MA 01803
Attention: General Counsel
Facsimile: (781) 993-2377

and a further required copy to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention: Kingsley L. Taft, Esq.
Facsimile: (617) 523-1231

and to Syneron at:

Syneron Inc.
3 Goodyear, Unit A
Irvine, California 92618
Attention: Louis Scafuri
Facsimile: (949) 716-8287

and to Candela at:

Candela Corporation
530 Boston Post Road
Wayland, MA 01778
Attention: Louis Scafuri
Facsimile: (508) 358-5602

and a further required copy to:

One Azrieli Center
Round Building
Tel Aviv 67021
Israel
Attention: Gene Kleinhendler, Esq.
Facisimile: 972-3-607-4422

and a further required copy to:

Morrison & Foerster LLP
555 West Fifth Street
Suite 3500
Los Angeles, CA 90013-1024
Attention: Anthony Press, Esq.
Facisimile: (213) 892-5454

9.13. Captions, Section Headings.  As used in this Agreement, “including” means “including but not limited to”, and “herein”, “hereof” and “hereunder” refer to this Agreement as a whole.  The Section headings used herein are for reference and convenience only, and shall not enter into the interpretation of this Agreement.  Unless otherwise expressly provided herein, any reference to a number of “days” hereunder shall refer to calendar days.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.1(b)” would be part of “Section 2”, and references to “Section 2” would also refer to material contained in the section described as “Section 2.1(b)”).

9.14. No Admissions.  This Agreement is entered into in order to compromise and settle disputed claims, without any concession or admission with respect to the scope, validity or invalidity, or enforceability or nonenforceability of the Anderson Patents or the Candela Patents by any Party, and without any acquiescence on the part of any Party as to the merit of any claim, defense, affirmative defense, counterclaim, liabilities or damages related to the Patents or the pending patent related Lawsuits (as defined in the Settlement Agreement).  Neither this Agreement nor any part thereof shall be, or be used as, an admission of scope, infringement, or liability by any Party or any Third Party, at any time for any purpose.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused its duly authorized representative to execute and deliver this Agreement under seal as of the Effective Date.

PALOMAR

Palomar Medical Technologies, Inc.

By:      /s/ Joseph P. Caruso
Name: Joseph P. Caruso
Title: CEO

SYNERON

Syneron, Inc.

By:      /s/ Louis P. Scafuri
Name: Louis P. Scafuri
Title: CEO

CANDELA CORPORATION

Candela Corporation

By:       /s/ Louis P. Scafuri
Name: Louis P. Scafuri
Title: CEO

Exhibit A

Anderson Patents

Issued Patents

U.S. Patent Nos. 5,595,568 (Ex Parte Reexam Certificate 7161st), 5,735,844 (Ex Parte Reexam Certificate 7214th)

European Patent Nos. EP 0 806 913 B1 & EP 1 230 900 B1
           (all validated in France, Germany, Great Britain, Italy, and Spain)

Chinese Patent No. ZL96191751.2

Japanese Patent Nos. 3,819,025; 4,117,846; 4,159,595

Canadian Patent No. 2,210,720

Hong Kong Patent No. 1048754

Pending Application

Canada: Appl. No. 2,550,682*

Europe:  Appl. No. EP040077257 (Div of EP Appl. No. 02 07 6295.1)

Japan: Appl. No. 2008-49548 (Div of JP 3,819,025)*

*Has been or is intended to be abandoned.

Exhibit B
Candela Patents

U.S. Patent No. 6,743,222

U.S. Patent No. 5,312,395

Exhibit C

**

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on September 21, 2011 which was amended and re-filed with the SEC on December 5, 2011.

Exhibit B

Consumer Field Patent License Term Sheet

CONSUMER LICENSE TERM SHEET

Purpose:
This term sheet is intended to provide an outline of the essential terms of a Non-Exclusive Patent License (in the Consumer Field with respect to the sublicense to Syneron and its Affiliates) between Palomar Medical Technologies, Inc. (“Palomar”), Syneron Medical, Ltd., Syneron, Inc. (“Syneron”) and Candela Corporation (“Candela”) with respect to the Anderson Patents and the Candela Patents.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in that certain Non-Exclusive Patent License Outside Consumer Field, by and among Palomar, Candela and Syneron, dated as of the Effective Date (the “Outside Consumer Field License”).

Definitions:
“Group A Patents” **

“Group B Patents” means (a) U.S. Patent Nos. 5,312,395 & 6,743,222, and (b) all other Patents that claim the right of priority to, or enjoy the benefit of an earlier filing date of, in whole or in part, directly or indirectly, one or more of the Patents identified in the immediately preceding clause (a).

“Palomar Products” means any product or system sold by Palomar or Palomar’s Affiliates, the manufacture, use, sale, offering for sale, or importation of which, absent a (sub)license granted by Syneron, would infringe a valid claim of the Group A Patents or Group B Patents.

“Syneron Products” means any product in the Consumer Field sold by Syneron or Syneron Affiliates, (i) that uses broadband light sources (for clarity, broadband light sources exclude lasers) to remove hair, and (ii) the manufacture, use, sale, offering for sale, or importation of which, absent a sublicense granted by Palomar, would infringe a valid claim of the Anderson Patents.  As of the Effective Date, the Me My Elos product is a Syneron Product.

“Territory” means the U.S. and its districts, territories and possessions.

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on September 21, 2011 which was amended and re-filed with the SEC on December 5, 2011.

Royalty Payment:
Syneron will pay running royalties on Syneron Products sold pursuant to the sublicense grant below.  The royalties shall be calculated based on net sales of Syneron Products by Syneron or any of its Affiliates.  The royalties on each Syneron Product shall be equal to (i) 5% of net sales with respect to aggregate net sales up to US $**; (ii) 6.5% of net sales with respect to aggregate net sales greater than US $** and up to US $**; and (iii) 7.5% of net sales with respect to aggregate net sales over US $**.  For clarity, the foregoing aggregated net sales are determined over the collective term of this term sheet and the resulting definitive agreement (and are not, for example, determined on a year-to-year basis).

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on September 21, 2011 which was amended and re-filed with the SEC on December 5, 2011.

Licenses:
(1) Palomar and its Affiliates hereby grant to Syneron and its Affiliates, including, without limitation, Syneron Medical, Ltd. and Candela, a nonexclusive, nontransferable (except pursuant to “General Provisions” below, but in any case nontransferable to Excluded Third Parties), perpetual, royalty-bearing (see the running royalties described above) sublicense under the Anderson Patents, in the Territory, to make, use, offer for sale, sell, import and export Syneron Products, in each case only for hair removal and only within the Consumer Field.  The foregoing license extends to (a) the making of Syneron Products outside the Territory, so long as such Syneron Product is sold by Syneron or its Affiliate in the Territory, for hair removal and in the Consumer Field, and royalties as described above are paid on such sales and (b) the sale, offering for sale or importing of a Syneron Product by Syneron or its Affiliate outside the Territory, so long as such Syneron Product (or material Component thereof) was made in the Territory, sold for hair removal and in the Consumer Field, and royalties as described above are paid on such sales.  Syneron and its wholly-owned Affiliates may grant sublicenses to third parties within the scope of the sublicense set forth above, including without limitation subcontractors or distributors, as necessary for the sale, manufacture, distribution, development and commercialization of the Syneron Products, provided that royalties on such Syneron Products are paid to Palomar pursuant to the royalty calculation described above.  No license rights shall be given to Excluded Third Parties through sublicense from Syneron or an Affiliate or otherwise.  No Excluded Third Party shall be considered an Affiliate of Syneron for the purposes of this term sheet.

(2)(A) Candela and Syneron hereby grant to Palomar and its Affiliates a worldwide, nonexclusive, non-transferable (except in connection with the sale of Palomar), perpetual, irrevocable, fully paid-up, royalty-free, license or sublicense, under the Group A Patents, to make, use, offer for sale, sell, import and export Palomar Products.  Palomar and its wholly-owned Affiliates may grant sublicenses to third parties within the scope of the license set forth above, including without limitation subcontractors or distributors, as necessary for the sale, manufacture, distribution, development and commercialization of Palomar Products.

(2)(B) Candela and Syneron hereby grant to Palomar and its Affiliates a worldwide, nonexclusive, non-transferable (except in connection with the sale of Palomar), perpetual, irrevocable, fully paid-up, royalty-free, license or sublicense, under the Group B Patents, to make, use, offer for sale, sell, import and export Palomar Products only within the Consumer Field.  Palomar and its wholly-owned Affiliates may grant sublicenses to third parties within the scope of the license set forth above, including without limitation subcontractors or distributors, as necessary for the sale, manufacture, distribution, development and commercialization of Palomar Products.

Representations and Warranties:	Each party represents and warrants that it has all requisite authority to execute this term sheet without the need for further action or the obtaining of any consent of any third party.
Confidentiality:
The parties will hold this term sheet and the parties’ discussions relating to any definitive license agreement in confidence, except to the extent any information relating to this term sheet or such definitive license agreement is contained in any press releases mutually agreed upon by the parties.

General Provisions:
This term sheet shall incorporate the following provisions from the Outside Consumer Field License: 9.2 (No Agency or Joint Venture Relationship), 9.3 (Assignment), 9.4 (Severability), 9.5 (Waivers; Amendments; Supplements); 9.6 (Jurisdiction); 9.7 (Governing Law); 9.8 (Certain Expenses); 9.9 (Cumulative Remedies); 9.10 (Further Actions); 9.11 (Parties Advised by Counsel); 9.12 (Notices); and 9.14 (No Admissions).

Definitive Agreement; Binding Terms:
The parties will endeavor to memorialize the foregoing terms in a definitive agreement **.  The terms set forth in this term sheet will in any case be binding.  This term sheet may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on September 21, 2011 which was amended and re-filed with the SEC on December 5, 2011.

Acknowledged and agreed:

SYNERON MEDICAL, LTD.

By:  /s/ Louis P. Scafuri
Name: Louis P. Scafuri
Title: CEO

SYNERON, INC.

By: /s/ Louis P. Scafuri
Name: Louis P. Scafuri
Title: CEO

CANDELA CORPORATION

By: /s/ Louis P. Scafuri
Name: Louis P. Scafuri
Title: CEO

PALOMAR MEDICAL TECHNOLOGIES, INC.
By: /s/ Joseph P. Caruso
Name:  Joseph P. Caruso
Title: CEO

Exhibit C

Stipulated Order of Dismissal

UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF MASSACHUSETTS

PALOMAR MEDICAL TECHNOLOGIES, INC. and THE GENERAL HOSPITAL CORPORATION, Plaintiffs, v. SYNERON INCORPORATED, Defendant.	) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 08-11902 (RWZ)

STIPULATED ORDER OF DISMISSAL

Pursuant to a settlement, the plaintiffs and defendant hereby stipulate and agree, and respectfully request that the Court Order:

1.   All claims and counterclaims in this case shall be, and are hereby, dismissed, with prejudice and without costs.

2.   The Court’s construction of the term “a wavelength” in claim 27 of U.S. Patent No. 5,735,844 (‘844 patent”), as set forth in the Court’s Order dated April 14, 2011, applies solely to this case.

3.   All right of appeal are waived.

PALOMAR MEDICAL TECHNOLOGIES,
INC. and THE GENERAL HOSPITAL
CORPORATION

By their attorneys,

Wayne L. Stoner (BBO #548015)
Vinita Ferrera (BBO #631190)
Kate Saxton (BBO #655903)
Sarah Beigbeder Petty (BBO # 666485)
Dimple Chaudhary (BBO # 674854)
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts  02109
(617) 526-6000

SYNERON INCORPORATED

By its attorneys,

Anthony L. Press (admitted pro hac vice)
Charles S. Barquist (admitted pro hac vice)
Jill D. Neiman (admitted pro hac vice)
Wendy J. Ray (admitted pro hac vice)
MORRISON & FOERSTER LLP
555 W. Fifth Street, Suite 3500
Los Angeles, California 90013

Joan M. Griffin (BBO #549522)
P.O. BOX 133
Dublin, New Hampshire 03444

SO ORDERED:

Dated:     , 2011                                                                            ______________________________
Rya W. Zobel
UNITED STATES DISTRICT JUDGE

Exhibit D

Stipulated Order of Dismissal

UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF MASSACHUSETTS

PALOMAR MEDICAL TECHNOLOGIES, INC. and THE GENERAL HOSPITAL CORPORATION, Plaintiffs, v. CANDELA CORPORATION, Defendant.	) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 1:06-CV-11400-RWZ

STIPULATED ORDER OF DISMISSAL

Pursuant to a settlement, the plaintiffs and defendant hereby stipulate and agree, and respectfully request that the Court Order:
1.   All claims and counterclaims in this case shall be, and are hereby, dismissed, with prejudice and without costs.

2.   The Court’s construction of the term “element” in claim 32 of U.S. Patent No. 5,735,844 (‘844 patent”), as set forth in the Court’s Memorandum of Decision and Order dated November 8, 2007, applies solely to this case.

3.   The Court’s rulings regarding claims, 1-8, 19-20, and 27 of the ‘844 patent as set forth in the Court’s Memorandum and Order dated April 26, 2011, apply solely to this case.

4.   All right of appeal are waived.

PALOMAR MEDICAL TECHNOLOGIES,
INC. and THE GENERAL HOSPITAL
CORPORATION

By their attorneys,

Wayne L. Stoner (BBO #548015)
Vinita Ferrera (BBO #631190)
Kate Saxton (BBO #655903)
Sarah Beigbeder Petty (BBO # 666485)
Dimple Chaudhary (BBO # 674854)
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts  02109
(617) 526-6000

CANDELA CORP.

By its attorneys,

Anthony L. Press (admitted pro hac vice)
Charles S. Barquist (admitted pro hac vice)
Jill D. Neiman (admitted pro hac vice)
Wendy J. Ray (admitted pro hac vice)
MORRISON & FOERSTER LLP
555 W. Fifth Street, Suite 3500
Los Angeles, California 90013

Joan M. Griffin (BBO #549522)
P.O. BOX 133
Dublin, New Hampshire 03444

SO ORDERED:

Dated:     , 2011                                                                            ______________________________
Rya W. Zobel
UNITED STATES DISTRICT JUDGE

Exhibit E

Joint Press Release

NEWS RELEASE for September 16, 2011 at 8:30AM Eastern Time

PALOMAR AND SYNERON ANNOUNCE SETTLEMENT OF PATENT INFRINGEMENT LAWSUITS

Comprehensive Settlement Covers Palomar’s Lawsuits Against Candela and Syneron

BURLINGTON, MA and YOKNEAM, ISRAEL (September 16, 2011) -- Palomar Medical Technologies, Inc. (Nasdaq:PMTI), a leading researcher and developer of light-based systems for aesthetic treatments, and Syneron Medical Ltd. (Nasdaq:ELOS), the leading global aesthetic device company, today announced that they have entered into a comprehensive settlement agreement ending the patent disputes between the companies on mutually agreeable terms. The comprehensive settlement agreement includes two Non-Exclusive Patent License Agreements by Palomar with Candela Corporation (acquired by Syneron in January 2010) and Syneron.

Under the first Agreement, Palomar grants to Candela and Syneron a non-exclusive, worldwide, fully paid-up, irrevocable license to U.S. Patent Nos. 5,735,844 and 5,595,568 and foreign counterparts for their professional laser- and lamp-based hair removal systems.  Under this Agreement, Candela and Syneron will pay Palomar $31 million by September 19, 2011.  In addition, Palomar will receive a royalty-free license to certain Candela patents.

Under the second Agreement, Palomar will grant to Syneron and affiliates a non-exclusive, royalty bearing, license in the United States to U.S. Patent Nos. 5,735,844 and 5,595,568 for consumer home-use lamp-based hair removal products.  Syneron will pay Palomar on sales in the United States a 5.0 percent royalty up to an undisclosed amount of cumulative sales, then 6.5 percent up to the next undisclosed amount of cumulative sales, and 7.5 percent on all cumulative sales thereafter.  In addition, Palomar will receive a royalty-free license to certain Syneron and Candela patents.

Louis P. Scafuri, Chief Executive Officer of Syneron, commented, “We are pleased to reach a mutually beneficial settlement that effectively ends the patent disputes between Syneron and Palomar. Syneron has a very strong balance sheet and we believe this fully paid-up license is a strategically beneficial utilization of our cash. It eliminates our exposure to continued legal liability in the matter, does not require any additional payments for professional hair removal systems, and supports our ongoing efforts to improve the Company’s gross and operating margins.”

Patricia Davis, Senior Vice President and General Counsel of Palomar, commented, “Licensing these patents to Candela and Syneron further substantiates the strength of these patents.  Palomar intends to continue its strategy of vigorously enforcing our patent position.”

Joseph P. Caruso, President and Chief Executive Officer of Palomar, commented, “Palomar pioneered the cosmetic light-based industry with the first high-powered laser hair removal system in 1997.  Since then, this industry has become one of the fastest growing segments in the medical industry with hair removal procedures being the most popular cosmetic light-based procedure performed today. Our intellectual property strategy has proved to be a valuable asset for our shareholders and we will continue to focus on expanding our intellectual property in the future.  ”

Under Palomar’s license agreement with the General Hospital Corporation, Palomar will pay to the General Hospital Corporation 40% of all payments from Candela and Syneron excluding reimbursement of Palomar’s legal costs.

About Palomar Medical Technologies, Inc.: Palomar is a leading researcher and developer of laser- and light-based systems for aesthetic treatments.

Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology.

As a pioneer of fractional technology, Palomar is an owner of fundamental intellectual property in this area. In December 2009, Palomar received the first United States Food and Drug Administration (FDA) clearance for the treatment of stretch marks using a fractional non-ablative laser. In September 2010, Palomar received the first FDA clearance for a fractional ablative and fractional non-ablative combination treatment.

In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the FDA for a new, patented, home-use, light-based hair removal device. In June 2009, Palomar became the first company to receive a 510(k) OTC clearance from the FDA for a new, patented, home-use, laser device for the treatment of periorbital wrinkles. OTC clearance allows these products to be marketed and sold directly to consumers without a prescription. Palomar introduced the PaloVia™ Skin Renewing Laser™ in December 2010.

There are now millions of laser- and light-based aesthetic procedures performed around the world every year in physician offices, clinics, spas, salons, and homes.  Palomar is testing many new and exciting applications to further advance the aesthetic market and other surgical applications.

For more information on Palomar and its products, visit Palomar’s website at palomarmedical.com.

About Syneron Medical Ltd.

Syneron Medical Ltd. (NASDAQ: ELOS) is the leading global aesthetic device company with a comprehensive product portfolio and a global distribution footprint. The Company's technology enables physicians to provide advanced solutions for a broad range of medical-aesthetic applications including body contouring, hair removal, wrinkle reduction, rejuvenation of the skin's appearance through the treatment of superficial benign vascular and pigmented lesions, and the treatment of acne, leg veins and cellulite. The Company sells its products under two distinct brands, Syneron and Candela. Founded in 2000, the corporate, R&D, and manufacturing headquarters for Syneron Medical Ltd. are located in Israel. Syneron also has R&D and manufacturing operations in the US. The Company markets and services and supports its products in 90 countries. It has offices in North America, France, Germany, Italy, Portugal, Spain, UK, Australia, China, Japan, and Hong Kong and distributors worldwide.

Additional information can be found at www.syneron.com.

Palomar Forward Looking Statements

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2010 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Syneron Safe Harbor for Forward Looking Statements

Any statements contained in this document regarding future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Further, any statements that are not statements of historical fact (including statements containing “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the risk that the businesses of Syneron and Candela may not be integrated successfully; the risk that the merger transaction with Candela may involve unexpected costs or unexpected liabilities; the risk that synergies from the merger transaction may not be fully realized or may take longer to realize than expected; the risk that disruptions from the merger transaction make it more difficult to maintain relationships with customers, employees, or suppliers; as well as the risks set forth in Syneron Medical Ltd.’s most recent Annual Report on Form 20-F, and the other factors described in the filings that Syneron Medical Ltd. makes with the SEC from time to time.  If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Syneron Medical Ltd.’s actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

In addition, the statements in this document reflect the expectations and beliefs of Syneron Medical Ltd. as of the date of this document.  Syneron Medical Ltd. anticipates that subsequent events and developments will cause its expectations and beliefs to change.  However, while Syneron Medical Ltd. may elect to update these forward-looking statements publicly in the future, it specifically disclaims any obligation to do so.  The forward-looking statements of Syneron Medical Ltd. do not reflect the potential impact of any future dispositions or strategic transactions that may be undertaken.  These forward-looking statements should not be relied upon as representing Syneron Medical Ltd.’s views as of any date after the date of this document.

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Palomar Investor Contact:
Kerry McAnistan
Investor Relations Assistant
Palomar Medical Technologies, Inc.
(781) 993-2411
ir@palomarmedical.com

Syneron Contacts:
Asaf Alperovitz, Chief Financial Officer
+ 972 73 244 2283
Email: asafa@syneron.com

Zack Kubow, The Ruth Group
646-536-7020
Email: zkubow@theruthgroup.com